Exhibit 99.1

MRV RECEIVES ANTICIPATED NASDAQ STAFF DETERMINATION LETTER

CHATSWORTH, CA — May 19, 2009 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), announced that, as anticipated, on May 13, 2009 it received an Additional Staff Determination letter from The Nasdaq Stock Market (“Nasdaq”) stating that MRV is not in compliance with Nasdaq’s Marketplace Rule 5250(c)(1) because it did not file its Form 10-Q for the period ended March 31, 2009 timely, and that such noncompliance serves as an additional basis for delisting MRV’s common stock from Nasdaq.

As previously announced and reported, on August 14, 2008, November 17, 2008, January 2, 2009 and March 31, 2009, MRV received Staff Determination letters from Nasdaq stating that the Company was not in compliance with Nasdaq’s listing requirements because it did not file its Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2008 and its Annual Report on Form 10-K for the year ended December 31, 2008, and did not solicit proxies and hold an annual meeting for the year ended December 31, 2008, on or before the required deadlines.

As previously reported on April 24, 2009, Nasdaq’s Listing and Hearings Review Council had granted MRV an extension until June 15, 2009 to file its delinquent periodic financial reports on Forms 10-Q and 10-K with the Securities and Exchange Commission and demonstrate compliance with Nasdaq Rule 5250(c)(1). The delinquency for the period ending March 31, 2009 is expected to be included in the extension Nasdaq granted in April.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading networking company with a full line of packet-optical transport (POTS), carrier Ethernet, 40G and out-of-band networking equipment, services and optical components for high-speed carrier and enterprise networks and specialized aerospace, defense and other communications networks. MRV’s networking business provides equipment for commercial customers, governments and telecommunications service providers. MRV markets and sells its products worldwide, with operations in Europe that provide network system design, integration and distribution. The Company’s optical components business which provides optical communications components for access and fiber-to-the-premises applications operates under the Source Photonics brand. Publicly traded since 1992, MRV is listed on the NASDAQ Global Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com	(415) 217-2631